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                                               Filed Pursuant to Rule 424(b)(3)
                                                    Registration No. 333-65218

SUPPLEMENT

(TO PROSPECTUS SUPPLEMENT DATED SEPTEMBER 6, 2001 (AS SUPPLEMENTED BY A SUPPLEMENT THERETO DATED SEPTEMBER 14, 2001) TO PROSPECTUS DATED JULY 23, 2001)

                                 $1,248,000,000

                             (DELTA AIR LINES LOGO)

                    PASS THROUGH CERTIFICATES, SERIES 2001-1
                               ------------------

     This is a supplement to the prospectus supplement dated September 6, 2001 (as supplemented by a supplement thereto dated September 14, 2001) to the prospectus dated July 23, 2001 relating to Delta Air Lines, Inc.'s Pass Through Certificates, Series 2001-1.

     With respect to each Class of Certificates offered pursuant to the prospectus supplement and for the related series of equipment notes, the interest rate for such Class and such series will be as set forth below, notwithstanding the interest rates stated in the prospectus supplement referred to above and the supplement thereto dated September 14, 2001.

        PASS THROUGH CERTIFICATE                  INTEREST RATE PER ANNUM
        ------------------------                  -----------------------
               Class A-1                                   6.619%
               Class A-2                                   7.111%
                Class B                                    7.711%
                Class C                                    7.299%

     Notwithstanding the amount listed in the table under "Description of the Liquidity Facilities -- Drawings", the amount available under each Liquidity Facility will be sufficient to pay interest on the Pool Balance of the related Certificates on up to three consecutive semiannual Regular Distribution Dates at the increased interest rate stated above for each Class of Certificates.

September 17, 2001
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                                  (DELTA LOGO)